AMENDMENT TO APPENDIX A

SERIES

The undersigned hereby certifies that he is an authorized signer of the Exchange Listed Funds Trust (the “Trust”) and that the following funds are included under the Transfer Agency and Service Agreement dated June 19, 2015, by and between the Trust and the Bank of New York Mellon.

Knowledge Leaders Developed World ETF

The WEAR ETF

SABA Closed-End Funds ETF

ProSports Sponsors ETF

James Biblically Responsible Investment ETF

InsightShares Patriotic Employers ETF

InsightShares LGBT Employment Equality ETF

EXCHANGE LISTED FUNDS TRUST

By:
Name:	J. Garrett Stevens, President

THE BANK OF NEW YORK MELLON

By:
Name:	Elizabeth Stubenrauch

Date: December 11, 2017